GNC Holdings, Inc. Reports Second Quarter 2018 Results

•	Same store sales decreased 0.4%; excluding impact of loyalty points redeemed, same store sales increased 1.3%

•	Net income of $13.3 million and adjusted net income of $16.9 million

•	Adjusted EBITDA of $63.5 million

PITTSBURGH, July 26, 2018 - GNC Holdings, Inc. (NYSE: GNC) (the “Company”) reported consolidated revenue of $617.9 million in the second quarter of 2018, compared with consolidated revenue of $650.2 million in the second quarter of 2017. The sale of Lucky Vitamin on September 30, 2017 resulted in a $22.6 million reduction to revenue.

Same store sales decreased 0.4% in domestic company-owned stores (including GNC.com) in the second quarter of 2018. Excluding the impact of higher loyalty points redemption in the current quarter compared with the prior year quarter as the program matures, same store sales increased 1.3%. In domestic franchise locations, same store sales decreased 4.0%.

For the second quarter of 2018, the Company reported net income of $13.3 million compared with $16.6 million in the prior year quarter. Diluted earnings per share ("EPS") was $0.16 in the current quarter compared with $0.24 in the prior year quarter. Excluding the expenses outlined in the table below, adjusted net income was $16.9 million in the current quarter compared with $28.8 million in the prior year quarter and adjusted EPS was $0.20 in the current quarter compared with $0.42 in the prior year quarter.

Adjusted EBITDA, as defined and reconciled in the table below, was $63.5 million in the current quarter compared with $74.8 million in the prior year quarter.

“During the second quarter of 2018, although we experienced some softness in our U.S. brick and mortar business, we delivered meaningful growth in our e-commerce and international businesses consistent with our long-term growth initiatives" said Ken Martindale, chief executive officer. "Our focus remains building on the fundamental strengths of GNC through product and service innovation, effectiveness of our loyalty programs, leveraging the strength of the GNC brand and delivering an integrated customer experience."

Key Updates

•	Growth in our international segment driven by China and our franchise business.

•	Harbin Pharmaceutical Group transaction expected to close in 2018.

•
Strong performance from category-defining Slimvance weight-management product line and re-launch of Beyond Raw and Amp brands, with additional innovation and new proprietary products expected in the latter half of the year.

•	GNC brand mix for domestic system-wide sales increased to 50% compared with 43% in the second quarter of 2017.

•
Increase in loyalty membership of 14.3% in the current quarter compared to March 31, 2018; now 14.6 million members, including over 1.0 million members enrolled in PRO Access, an 8.8% increase from March 31, 2018.

Segment Operating Performance

U.S. & Canada

Revenues in the U.S. and Canada segment decreased $10.5 million, or 2.0%, to $517.3 million for the three months ended June 30, 2018 compared with $527.8 million in the prior year quarter. E-commerce sales were 8.3% of U.S. and Canada revenue, an increase of 2.8% over the prior year quarter and 1.2% over the first quarter of 2018.

Company-owned net store closures contributed an approximate $9 million decrease compared with the prior year quarter, while domestic franchise revenue declined $8.2 million due to a decrease in retail same store sales, as well as a reduction in the number of franchise stores. Partially offsetting the above decreases in revenue was an increase of $9.9 million relating to the Company’s loyalty programs; PRO Access paid membership fees and the myGNC Rewards change in deferred points liability.

Excluding a $0.2 million refranchising gain in the current quarter, operating income decreased $7.1 million to $45.4 million for the three months ended June 30, 2018 compared with $52.5 million for the same period in 2017. Operating income, excluding the gain, as a percentage of segment revenue was 8.8% in the current quarter compared with 9.9% in the prior year quarter primarily due to one-time vendor funding support received in the prior year (which had an approximate impact of 100 basis points), and expense deleverage, partially offset by a higher sales mix of proprietary product.

International

Revenues in the International segment increased $4.8 million, or 11.0%, to $48.6 million in the current quarter compared with $43.8 million in the prior year quarter primarily due to an increase in China e-commerce sales of $3.7 million and an increase in sales to our international franchisees of $0.9 million.

Operating income of $15.7 million in the current quarter was relatively flat compared with the prior year quarter, and as a percentage of segment revenue was 32.3% in the current quarter compared with 36.0% in the prior year quarter. The decrease in operating income percentage was primarily due to a higher mix of China sales, which contribute lower margins relative to franchise sales. In addition, as we invest to grow the brand in China, marketing expense increased in our China business compared with the prior year quarter.

Manufacturing / Wholesale

Revenues in the Manufacturing / Wholesale segment, excluding intersegment sales, decreased $4.0 million, or 7.2%, to $52.0 million for the three months ended June 30, 2018 compared with $56.0 million in the prior year quarter primarily due to a $3.6 million decrease in third-party contract manufacturing sales. Intersegment sales increased $9.2 million reflecting the Company's increasing focus on proprietary products.

Operating income decreased $2.7 million, or 14.7%, to $15.9 million for the three months ended June 30, 2018 compared with $18.6 million in the prior year quarter.  Operating income as a percentage of segment revenue decreased from 16.6% in the prior year quarter to 13.6% in the current quarter primarily due to a lower margin rate from third-party contract manufacturing, partially offset by higher intersegment sales, which contribute higher margins.

Year-to-Date Performance

For the first six months of 2018, the Company reported consolidated revenue of $1,225.5 million, a decrease of $79.7 million compared with consolidated revenue of $1,305.2 million for the first six months of 2017. The decrease was primarily due to the sale of Lucky Vitamin on September 30, 2017, which resulted in a $45.4 million reduction to revenue, and the termination of the U.S. Gold Card Member Pricing program in the prior year, which resulted in a $23.0 million decrease in revenue.

Same store sales increased 0.1% in domestic company-owned stores (including GNC.com sales) for the first half of 2018 and excluding the impact of loyalty points redeemed, same store sales increased 1.9%. In domestic franchise locations, same store sales decreased 3.0%.

For the first six months of 2018, the Company reported net income of $19.5 million and EPS of $0.23 compared with net income of $41.4 million and EPS of $0.61 for the first six months of 2017. Excluding the expenses outlined in the table below, adjusted EPS was $0.44 and $0.80 in the first six months of 2018 and 2017, respectively.

Cash Flow and Liquidity Metrics

For the six months ended June 30, 2018, the Company generated net cash from operating activities of $49.1 million, a $23.8 million decrease compared with the six months ended June 30, 2017 of $72.9 million. The decrease was primarily related to the refinancing of our long-term debt, which resulted in $16.3 million in fees paid to third-parties and higher interest payments, partially offset by lower tax payments.

For the six months ended June 30, 2018, the Company generated $58.2 million in free cash flow, an increase of $4.0 million or 7.4% compared with $54.2 million for the six months ended June 30, 2017. The Company defines free cash flow as cash provided by operating activities (excluding fees relating to the debt refinancing) less cash used in investing activities. At June 30, 2018, the Company’s cash and cash equivalents were $43.4 million and debt was $1.3 billion. No borrowings were outstanding on the Revolving Credit Facility.

Conference Call

GNC has scheduled a live webcast to report its second quarter 2018 financial results on July 26, 2018 at 8:30 a.m. ET. To participate on the live call, listeners in North America may dial (800) 263-0877 and international listeners may dial (323) 794-2094.  In addition, a live webcast of the call will be available on www.gnc.com via the Investor Relations section under “About GNC.”  A replay of this webcast will be available through August 9, 2018.

About Us

GNC Holdings, Inc.  (NYSE: GNC) - Headquartered in Pittsburgh, PA - is a leading global specialty health, wellness and performance retailer.

GNC connects customers to their best selves by offering a premium assortment of heath, wellness and performance products, including protein, performance supplements, weight management supplements, vitamins, herbs and greens, wellness supplements, health and beauty, food and drink and other general merchandise. This assortment features proprietary GNC and nationally recognized third-party brands.

GNC's diversified, multi-channel business model generates revenue from product sales through company-owned retail stores, domestic and international franchise activities, third-party contract manufacturing, e-commerce and corporate partnerships. As of June 30, 2018, GNC had approximately 8,800 locations, of which approximately 6,600 retail locations are in the United States (including approximately 2,400 Rite Aid franchise store-within-a-store locations) and franchise operations in approximately 50 countries.

Forward-Looking Statements Involving Known and Unknown Risks and Uncertainties

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the Company’s financial condition, results of operations and business that is not historical information. Forward-looking statements can be identified by the use of terminology such as “subject to,” “believes,” “anticipates,” “plans,” “expects,” “intends,” “estimates,” “projects,” “may,” “will,” “should,” “can,” the negatives thereof, variations thereon and similar expressions, or by discussions regarding dividend, share repurchase plan, strategy and outlook. While GNC believes there is a reasonable basis for its expectations and beliefs, they are inherently uncertain. The Company may not realize its expectations and its beliefs may not prove correct. Many factors could affect future performance and cause actual results to differ materially from those matters expressed in or implied by forward-looking statements, including but not limited to unfavorable publicity or consumer perception of the Company's products; costs of compliance and any failure on management's part to comply with new and existing governmental regulations governing our products; limitations of or disruptions in the manufacturing system or losses of manufacturing certifications; disruptions in the distribution network; or failure to successfully execute the Company's growth strategy, including any inability to expand franchise operations or attract new franchisees, any inability to expand company-owned retail operations, any inability to grow the international footprint, any inability to expand the e-commerce businesses, or any inability to successfully integrate businesses that are acquired. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Actual results could differ materially from those described or implied by such forward-looking statements. For a listing of factors that may materially affect such forward-looking statements, please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

Same Store Sales

Same store sales for company-owned stores include point-of-sale retail sales from all domestic stores which have been operating for twelve full months following the opening period. The Company is an omnichannel retailer with capabilities that allow a customer to use more than one channel when making a purchase, including in-store and through e-commerce channels which include its wholly-owned website GNC.com and third party websites (the sales from which are included in the GNC.com business unit) where product assortment and price are controlled by the Company, in which purchases are fulfilled by direct shipment to the customer from one of the Company's distribution facilities as well as third party e-commerce vendors. In-store sales are reduced by sales originally consummated online or through mobile devices and subsequently returned in-store. Sales of membership programs, including the new PRO Access loyalty program and former Gold Card program, which is no longer offered in the U.S., as well as the net change in the deferred points liability associated with the myGNC Rewards program, are excluded from same store sales.

Same store sales are calculated on a daily basis for each store and exclude the net sales of a store for any period if the store was not open during the same period of the prior year. When a store’s square footage has been changed as a result of reconfiguration or relocation in the same mall or shopping center, the store continues to be treated as a same store. If, during the period presented, a store was closed, relocated to a different mall or shopping center, or converted to a franchise store or a company-owned store, sales from that store up to and including the closing day or the day immediately preceding the relocation or conversion are included as same store sales as long as the store was open during the same period of the prior year. Corporate stores are included in same store sales after the thirteenth month following a relocation or conversion to a company-owned store.

The Company also provides retail comparable same stores sales of its franchisees as well as its Canada business if meaningful to current results. While retail sales of franchisees are not included in the Company's Consolidated Financial Statements, the metric serves as a key performance indicator for its franchisees, which ultimately impacts wholesale sales, royalties and fees received from franchisees. The Company computes same store sales for its franchisees and Canada business consistent with the description of corporate same store sales above. Same store sales for international franchisees and Canada exclude the impact of foreign exchange rate changes relative to the U.S. dollar.

Non-GAAP Measures

Management has included non-GAAP financial measures in this press release because it believes they represent an effective supplemental means by which to measure the Company’s operating performance, including adjusted net income, adjusted EPS, adjusted EBITDA, segment operating income, and segment operating income as a percentage of segment revenue, adjusted to exclude gains on refranchising and certain other items as reflected in this release, and free cash flow. Adjusted EBITDA is defined as net income plus interest expense, net, loss on debt refinancing, income taxes and depreciation and amortization and certain other items as reflected in this release.

Management believes that these measures are useful to investors as they enable the Company and its investors to evaluate and compare the Company’s results from operations in a more meaningful and consistent manner by excluding specific items which are not reflective of ongoing operating results and that can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments.

However, these measures are not measurements of the Company’s performance under GAAP and should not be considered as alternatives to earnings per share, net income or any other performance measures derived in accordance with GAAP, or as an alternative to GAAP cash flow from operating activities, or as a measure of the Company’s profitability or liquidity. For more information, see the attached reconciliations of non-GAAP financial measures.

GNC HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
	(unaudited)
Revenue	$617,944	$650,238	$1,225,477	$1,305,186
Cost of sales, including warehousing, distribution and occupancy	410,209	430,455	810,868	865,541
Gross profit	207,735	219,783	414,609	439,645
Selling, general, and administrative	158,531	159,540	319,261	325,567
Long-lived asset impairments	—	19,356	—	19,356
Other loss (income), net	320	(486)	75	(1,619)
Operating income	48,884	41,373	95,273	96,341
Interest expense, net	32,943	16,067	54,716	31,961
Loss on debt refinancing	—	—	16,740	—
Income before income taxes	15,941	25,306	23,817	64,380
Income tax expense	2,600	8,662	4,286	22,992
Net income	$13,341	$16,644	$19,531	$41,388
Earnings per share:
Basic	$0.16	$0.24	$0.23	$0.61
Diluted	$0.16	$0.24	$0.23	$0.61
Weighted average common shares outstanding:
Basic	83,332	68,287	83,282	68,267
Diluted	83,409	68,362	83,389	68,331

GNC HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of Net Income and Diluted EPS to Adjusted Net Income and Adjusted EPS
(in thousands, except per share data)

	Three months ended June 30,				Six months ended June 30,
	2018		2017		2018		2017
	Net Income	Diluted EPS	Net Income	Diluted EPS	Net Income	Diluted EPS	Net Income	Diluted EPS
	(unaudited)
Reported	$13,341	$0.16	$16,644	$0.24	$19,531	$0.23	$41,388	$0.61
Gains on refranchising	(208)	—	—	—	(208)	—	(124)	—
Retention (1)	2,231	0.02	—	—	3,039	0.03		—
Loss on debt refinancing	—	—	—	—	16,740	0.20	—	—
Joint venture start-up costs (2)	632	0.01	—	—	632	0.01	—	—
Legal charge (3)	—	—	—	—	—	—	2,097	0.03
Long-lived asset impairments (4)	—	—	19,356	0.28	—	—	19,356	0.28
Tax effect of items above	943	0.01	(7,176)	(0.10)	(2,711)	(0.03)	(7,892)	(0.12)
Adjusted	$16,939	$0.20	$28,824	$0.42	$37,023	$0.44	$54,825	$0.80

Weighted average diluted common shares outstanding	83,409		68,362		83,389		68,331

Reconciliation of Net Income to Adjusted EBITDA
(in thousands)

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
	(unaudited)
Net Income	$13,341	$16,644	$19,531	$41,388
Income tax expense	2,600	8,662	4,286	22,992
Interest expense, net	32,943	16,067	54,716	31,961
Loss on debt refinancing	—	—	16,740	—
Depreciation and amortization (5)	12,001	14,115	24,106	30,854
Retention (1)	2,231	—	3,039	—
Joint venture start-up costs (2)	632	—	632	—
Legal charge (3)	—	—	—	2,097
Long-lived asset impairments (4)	—	19,356	—	19,356
Gains on refranchising	(208)	—	(208)	(124)
Adjusted EBITDA	$63,540	$74,844	$122,842	$148,524

(1) Relates to incentive program to retain senior executives and certain other key personnel below the executive level who are critical to the execution and success of the Company's strategy. The total amount awarded was approximately $10 million, which vests in four installments of 25% each over the next two years. Vesting dates are on the earlier of February 2019 or the closing of the Harbin transaction, February 2019, August 2019 and February 2020.

(2) Relates to legal and other start-up costs incurred in connection with the formation of a commercial joint venture in China with Harbin Pharmaceutical Group.

(3) Relates to the outcome of litigation the Company pursued relating to a potential breach under its UK license agreement.

(4) Relates to pre-tax non-cash impairment of goodwill and other long-lived assets associated with its Lucky Vitamin e-commerce business.

(5) The decrease in the current year compared with the prior year was primarily due to the prior year quarter accelerated depreciation associated with the re-platforming of the GNC.com website from a third-party to a cloud-based solution, as well as long-lived asset impairments recorded within the U.S. and Canada segment for certain of our underperforming stores in the third and fourth quarter of 2017.

GNC HOLDINGS, INC. AND SUBSIDIARIES
U.S. Company-Owned Same Store Sales (including GNC.com)

	2018		2017
	Q1 3/31	Q2 6/30	Q1 3/31	Q2 6/30
Contribution to same store sales:
Domestic retail same store sales	(1.2)%	(4.2)%	(3.6)%	(0.5)%
GNC.com contribution to same store sales	1.7%	3.8%	(0.3)%	(0.4)%
Total same store sales	0.5%	(0.4)%	(3.9)%	(0.9)%

GNC HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands)

	June 30,	December 31,
	2018	2017
	(unaudited)
Current assets:
Cash and cash equivalents	$43,353	$64,001
Receivables, net	124,178	126,650
Inventory	493,653	485,732
Prepaid and other current assets	73,033	66,648
Total current assets	734,217	743,031
Long-term assets:
Goodwill	140,883	141,029
Brand name	324,400	324,400
Other intangible assets, net	96,200	99,715
Property, plant and equipment, net	173,664	186,562
Other long-term assets	29,710	25,026
Total long-term assets	764,857	776,732
Total assets	$1,499,074	$1,519,763
Current liabilities:
Accounts payable	$159,272	$153,018
Current debt	205,617	—
Deferred revenue and other current liabilities	119,096	114,081
Total current liabilities	483,985	267,099
Long-term liabilities:
Long-term debt	1,046,069	1,297,023
Deferred income taxes	50,279	56,060
Other long-term liabilities	84,799	85,502
Total long-term liabilities	1,181,147	1,438,585
Total liabilities	1,665,132	1,705,684
Stockholders’ deficit:
Common stock	130	130
Additional paid-in capital	1,004,563	1,001,315
Retained earnings	563,387	543,814
Treasury stock, at cost	(1,725,349)	(1,725,349)
Accumulated other comprehensive loss	(8,789)	(5,831)
Total stockholders’ deficit	(166,058)	(185,921)
Total liabilities and stockholders’ deficit	$1,499,074	$1,519,763

GNC HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(in thousands)

	Six months ended June 30,
	2018	2017
	(unaudited)
Net income	$19,531	$41,388
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	24,106	30,854
Amortization of debt costs	9,025	6,602
Stock-based compensation	3,474	2,709
Long-lived asset impairments	—	19,356
Gains on refranchising	(208)	(124)
Loss on debt refinancing	16,740	—
Third-party fees associated with refinancing	(16,322)	—
Changes in assets and liabilities:
Decrease in receivables	2,112	13,227
(Increase) decrease in inventory	(9,201)	15,039
Increase in prepaid and other current assets	(3,175)	(1,917)
Increase (decrease) in accounts payable	6,751	(38,607)
Decrease in deferred revenue and accrued liabilities	(1,017)	(16,086)
Other operating activities	(2,674)	409
Net cash provided by operating activities	49,142	72,850

Cash flows from investing activities:
Capital expenditures	(8,333)	(20,397)
Refranchising proceeds	1,175	2,160
Store acquisition costs	(118)	(432)
Net cash used in investing activities	(7,276)	(18,669)

Cash flows from financing activities:
Borrowings under revolving credit facility	104,000	151,000
Payments on revolving credit facility	(104,000)	(147,000)
Payments on Tranche B-1 Term Loan	(2,275)	(40,853)
Payments on Tranche B-2 Term Loan	(21,400)	—
Original Issuance Discount and revolving credit facility fees	(35,235)	—
Deferred fees associated with pending equity transaction	(3,014)	—
Minimum tax withholding requirements	(226)	(247)
Net cash used in financing activities	(62,150)	(37,100)

Effect of exchange rate changes on cash and cash equivalents	(364)	454
Net (decrease) increase in cash and cash equivalents	(20,648)	17,535
Beginning balance, cash and cash equivalents	64,001	34,464
Ending balance, cash and cash equivalents	$43,353	$51,999

GNC HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow
(in thousands)

	Six months ended June 30,
	2018	2017
	(unaudited)

Net cash provided by operating activities	$49,142	$72,850
Capital expenditures	(8,333)	(20,397)
Refranchising proceeds	1,175	2,160
Store acquisition costs	(118)	(432)
Third-party fees associated with refinancing	16,322	—
Free cash flow	$58,188	$54,181

GNC HOLDINGS, INC. AND SUBSIDIARIES
Segment Financial Data
(in thousands)

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
	(unaudited)
Revenue:
U.S. and Canada	$517,317	$527,814	$1,029,731	$1,064,435
International	48,635	43,813	88,700	83,564
Manufacturing / Wholesale:
Intersegment revenues	65,238	56,000	129,901	117,298
Third-party	51,992	55,997	107,046	111,831
Subtotal Manufacturing / Wholesale	117,230	111,997	236,947	229,129
Total reportable segment revenues	683,182	683,624	1,355,378	1,377,128
Other	—	22,614	—	45,356
Elimination of intersegment revenues	(65,238)	(56,000)	(129,901)	(117,298)
Total revenue	$617,944	$650,238	$1,225,477	$1,305,186
Operating income:
U.S. and Canada	$45,603	$52,490	$89,093	$102,980
International	15,692	15,787	30,156	30,656
Manufacturing / Wholesale	15,889	18,637	30,853	35,904
Total reportable segment operating income	77,184	86,914	150,102	169,540
Corporate costs	(28,300)	(26,207)	(54,779)	(54,281)
Other	—	(19,334)	(50)	(18,918)
Unallocated corporate costs and other	(28,300)	(45,541)	(54,829)	(73,199)
Total operating income	$48,884	$41,373	$95,273	$96,341

GNC HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Store Count Activity

	Six months ended June 30,
	2018	2017
U.S. & Canada
Company-owned(a):
Beginning of period balance	3,423	3,513
Store openings	11	36
Acquired franchise stores(b)	12	33
Franchise conversions(c)	(3)	(1)
Store closings	(115)	(75)
End of period balance	3,328	3,506
Domestic Franchise:
Beginning of period balance	1,099	1,178
Store openings	9	13
Acquired franchise stores(b)	(12)	(33)
Franchise conversions(c)	3	1
Store closings	(27)	(21)
End of period balance	1,072	1,138
International(d):
Beginning of period balance	2,015	1,973
Store openings	36	45
Store closings	(43)	(72)
End of period balance	2,008	1,946
Store-within-a-store (Rite Aid):
Beginning of period balance	2,418	2,358
Store openings	21	26
Store closings	(78)	(6)
End of period balance	2,361	2,378
Total Stores	8,769	8,968
_______________________________________________________________________________
(a) Includes Canada.
(b) Stores that were acquired from franchisees and subsequently converted into company-owned stores.
(c) Company-owned store locations sold to franchisees.
(d) Includes franchise locations in approximately 50 countries (including distribution centers where sales are made) and company-owned stores located in Ireland and China.

Contacts:
Investors:    Matt Milanovich, Senior Director - Investor Relations, Analysis & Strategy , (412) 402-7260; or
John Mills, Partner - ICR, (646) 277-1254

SOURCE:     GNC Holdings, Inc.
Web site:     http://www.gnc.com